                                                                      Exhibit 99
Corestates Financial Corp
Broad and Chestnut Streets
PO Box 7558
Philadelphia, PA 19101-7558

                                                  [CORESTATES LOGO APPEARS HERE]

Contact       Gary Brooten or George Biechler
                   (215) 973-3546

              Immediately Upon Receipt
For Release

                    CORESTATES REPORTS RECORD 1997 EARNINGS

     Philadelphia, January 21, 1998--CoreStates Financial Corp today reported strong fourth quarter results and record earnings for the full year 1997. The company also reported special items in the fourth quarter that contributed a net favorable nine cents per share.

     Fourth quarter operating earnings, which exclude special items, were $198.6 million or $1.00 per average common share, equal to the company's record third quarter and up 8% from 93 cents per average common share in 1996. Net income, which includes special items, was a record $216.6 million or $1.09 per average common share, up 20% from 91 cents per average common share in 1996.

     A new accounting rule, FAS 128, requires reporting dual earnings per share. In addition to reporting per share amounts based on average shares, as in the past, companies are required to report results diluted for the impact of outstanding options. The impact on CoreStates' quarterly earnings is approximately one cent per share. Per share results diluted to account for stock options were 99 cents (operating) and $1.08 (net) for the 1997 fourth quarter, compared to 93 cents and 90 cents, respectively, in 1996.

     On an operating basis the company reported fourth quarter returns of 1.66% on assets and a very strong 24.84% on equity.

     Full year operating earnings were $795.3 million or $3.91 per average common share, up 10% from $3.57 per average common share a year earlier. Net income was $813.3 million or $4.00 per average common share, up 35% from $2.97 per average common share in 1996. The diluted 1997 per share results were $3.87 operating and $3.96 net, compared to $3.54 and $2.94, respectively, in 1996.

     On an operating basis the full year return on assets was 1.74% and the full year return on equity was 23.64%.

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     Terrence A. Larsen, chairman, said the results reflected "the hard work of dedicated CoreStates employees, whose efforts have returned us to record earnings after a year spent integrating our 1996 Meridian acquisition."

     CoreStates and First Union Corporation on November 18, 1997 announced an agreement to merge. The merger is expected to be consummated by April 30, 1998, pending CoreStates and First Union shareholder approval, regulatory approval and other customary conditions of closing.

     SPECIAL ITEMS

     The special items in fourth quarter 1997 included a tax benefit of $109 million resulting from a business transaction involving the liquidation of an affiliate. CoreStates also incurred significant and unusual charges totaling $142 million ($91 million after tax). These included a special loan loss provision of $70 million ($45 million after tax), primarily related to a decision to sell $450 million of credit card outstandings; restructuring and merger-related charges totaling $15 million ($9 million after tax), primarily related to the pending First Union merger and the strategic technology alliance with Andersen Consulting; a charitable contribution of $25 million ($16 million after tax); and other charges totaling $32 million ($21 million after tax). All special items added a net $18 million after-tax or 9 cents per share to earnings. There were no other significant and unusual items during 1997.

     During the fourth quarter of 1996 there was a merger-related charge of two cents per share. For the full year 1996 the significant and unusual items were net merger-related charges of 68 cents per share; a special assessment for the SAIF Fund of four cents per share; and net investment gains of 12 cents per share.

     EARNINGS AND CREDIT QUALITY

     Compared to 1996, both the fourth quarter and full year 1997 earnings reflected solid growth in revenues from fee-based services. Net interest income was down slightly for both the quarter and the year, with double-digit loan growth offset by narrowing of the net interest margin. A significant factor in both the decreased net interest margin and the increased earnings per share was the repurchase of 17 million shares of stock during the first ten months of the year.

     Larsen said that fee-based services have been leading the company's efforts to enhance revenue growth. Collectively, the five principal categories of fee-based services generated 11% revenue growth for both the quarter and the full year
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compared to 1996, reaching $715 million for the full year. Total non-interest income was up 8%.

     Total non-financial expenses were up slightly for the quarter but flat for the year compared to 1996, Larsen said.

     Non-performing assets at December 31, 1997 were $268 million, 0.55% of total assets and 0.77% of loans plus real estate foreclosed. Net charge-offs were $63.0 million for the quarter and $236.9 million for the year, compared to $37.9 million and $188.7 million, respectively, in 1996.

     The provision for losses on loans was $120 million, including the $70 million special provision, in the fourth quarter, and $263 million for the year. The reserve for possible loan losses at December 31 was $634 million, representing 1.82% of total loans and 250% of non-performing loans.

     BALANCE SHEET AND CAPITAL

     Consolidated total assets at December 31 were $48.5 billion, including consolidated net loans of $34.8 billion. Consolidated total deposits were $34.2 billion. The comparable figures for December 31, 1996 were $45.5 billion, $32.3 billion and $33.7 billion, respectively.

     Shareholders' equity at December 31 was $3.2 billion, or 6.7% of total assets. The Tier 1 leverage ratio (Tier 1 or "core" capital as a percentage of quarterly average assets) was 8.0% for the fourth quarter. Tier 1 capital at December 31 was 8.5% of risk-adjusted assets and total capital was 12.0% of risk-adjusted assets, well above regulatory minimums of 4% and 8% respectively. Shareholders' equity and total shares outstanding at year-end were reduced by the repurchase of shares authorized by the directors in fall 1996 and extended in summer 1997. A total of 17 million shares were repurchased during 1997.

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                           CORESTATES FINANCIAL CORP
                        (In thousands, except per share)


                                          Three Months Ended        Twelve Months Ended
                                             December  31,              December 31,
                                       -------------------------  ------------------------
                                            1997        1996         1997         1996
                                       ------------  -----------  -----------  -----------
Net interest income plus
   non-interest income..................  $773,835     $761,465    $3,041,638   $3,040,559
                                          ========     ========    ==========   ==========

Net income..............................  $216,626(a)  $195,546(a)   $813,279(a)  $649,144(a)
                                          ========     ========    ==========   ==========

Net income per common share:
   Basic................................     $1.09(a)     $0.91(a)      $4.00(a)     $2.97(a)
                                          ========     ========     =========   ==========
   Diluted..............................     $1.08(a)     $0.90(a)      $3.96(a)     $2.94(a)
                                          ========     =======      =========   ==========

Common shares outstanding:
   Average basic........................   197,920      215,866       203,452      218,812
                                          ========     ========     =========   ==========
   Average diluted......................   200,416      218,020       205,568      220,698
                                          ========     ========     =========   ==========

(a) Selected financial results for the three and twelve months ended December 31, 1997 and 1996 excluding the significant items listed below, were as follows:

                                          Three Months Ended        Twelve Months Ended
                                             December 31,               December 31,
                                        -------------------------  -----------------------
                                            1997        1996         1997         1996
                                        ------------  -----------  -----------  -----------
Net income..............................  $ 216,626    $195,546     $ 813,279    $649,144
Exclude the following after-tax items:
 Special tax benefit....................   (109,000)          -      (109,000)          -
 Special provision for loan losses......     44,862           -        44,862           -
 Restructuring and merger-
  related charges.......................      9,612      6 ,049         9,612     150,840
 Certain net investment gains...........          -           -             -     (28,115)
 Other..................................     36,526           -        36,526       8,920
                                          ---------    --------     ---------    --------
Operating earnings......................  $ 198,626    $201,595     $ 795,279    $780,789
                                          =========    ========     =========    ========
Operating earnings per common share:
 Basic..................................  $    1.00    $   0.93     $    3.91    $   3.57
 Diluted................................  $    0.99    $   0.93     $    3.87    $   3.54
Return on average total assets..........       1.66%       1.81%         1.74%       1.78%
Return on average
 shareholders' equity...................      24.84%      21.03%        23.64%      20.07%

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